                                                                  Exhibit 23.1

Independent Auditors' Consent

We consent to the incorporation by reference in Registration Statements Nos. 33-19897, 33-31709, 33-63517, 33-63519, 333-21389, 333-65777, 333-65779 and
333-65791 of Reliance Group Holdings, Inc. on Forms S-8 of our reports dated February 12, 1999, except as to note 15(c) of the consolidated financial statements, as to which the date is February 26, 1999, appearing in and incorporated by reference in this Annual Report on Form 10-K of Reliance Group Holdings, Inc. for the year ended December 31, 1998. We also consent to the use of Touche Ross & Co., and statements with respect to Touche Ross & Co., as appearing under the heading "Experts" in the Prospectuses which are part of Registration Statements Nos. 33-19897 and 33-31709.

Deloitte & Touche LLP

New York, New York
March 25, 1999